Exhibit 99.1

Dentsply Sirona Prices Offering of $550 million of Junior Subordinated Notes

CHARLOTTE, N.C., June 5, 2025 (GLOBE NEWSWIRE) — DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the “Company”) (Nasdaq: XRAY) today announced it has priced an offering (the “Offering”) of $550 million aggregate principal amount of its 8.375% Junior Subordinated Notes due 2055 (the “notes”). The Offering is expected to close on June 12, 2025, subject to customary closing conditions.

The notes will bear interest at a fixed rate of 8.375% per year until September 12, 2030 (the “First Reset Date”). On and after the First Reset Date, the interest rate per year on the notes for each reset period will be equal to the five-year U.S. Treasury rate as of the most recent reset interest rate determination date, plus a spread of 4.379%, to be reset on each reset date, provided that the interest rate during any reset period will not be reset below 8.375% (the initial interest rate on the notes). Subject to the Company’s right to defer interest payments, interest on the notes will be payable semi-annually in arrears on March 12 and September 12 of each year, commencing on September 12, 2025.

The net proceeds from the Offering will be approximately $544.5 million, after deducting underwriting discounts but before Offering expenses. The Company intends to use the proceeds from the Offering for general corporate purposes, including to repay indebtedness outstanding under the Company’s existing 364-day $435 million term loan and other short-term indebtedness.

Goldman Sachs & Co. LLC is acting as sole book-running manager for the Offering. PNC Capital Markets LLC, Commerz Markets LLC, Truist Securities, Inc. and MUFG Securities Americas Inc. are acting as co-managers for the Offering. The Offering is being made pursuant to an effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”).

The Offering is being made by means of a prospectus and related preliminary prospectus supplement only. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is available on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control, including those described in Part I, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K, and any updating information or other factors which may be described in the Company’s other filings with the SEC. No assurance can be given that any expectation, belief, goal or plan set forth in any forward-looking statement can or will be achieved, including regarding the completion of, and the use of proceeds from, the sale of the notes, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Investors should understand it is not possible to predict or identify all such factors or risks. As such, you should not consider the risks identified in the Company’s SEC filings to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

About Dentsply Sirona

Dentsply Sirona is the world’s largest diversified manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world-class brands. Dentsply Sirona’s innovative products provide, high-quality, effective and connected solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY.

Contact Information

Investors:

Andrea Daley

Vice President, Investor Relations

+1-704-591-8631

InvestorRelations@dentsplysirona.com

Press:

Marion Par-Weixlberger

Vice President, Public Relations & Corporate Communications

+43 676 848414588

marion.par-weixlberger@dentsplysirona.com